Exhibit 5.1
                                    LANE &  MITTENDORF LLP
                                        320 Park Avenue
                                   New York, New York  10022
                                        (212) 508-3200


                                   Facsimile: (212) 508-3230


                                        August 6, 1997


Cable & Co. Worldwide, Inc.
724 Fifth Avenue
New York, New York 10019


                      Re:    Registration Statement on Form S-3

Gentlemen:

               We refer to the offering (the "Offering") of 13,690,000 the shares of common stock, $.01 par value (the "Common Stock"), of Cable & Co. Worldwide, Inc. a Delaware corporation (the "Company"), being registered for resale on behalf of the Selling Stockholders as described in the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission as subsequently amended from time to time (collectively, the "Registration Statement").

               In furnishing our opinion, we have examined copies of the Registration Statement and the Exhibits thereto. We have conferred with officers of the Company and have examined the originals or certified, conformed or photostatic copies of such records of the Company, certificates of officers of the Company, certificates of public officials, and such other documents as we have deemed relevant and necessary under the circumstances as the basis of the opinion expressed herein. In all such examinations, we have assumed the authenticity of all documents submitted to us as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates. Finally, we have obtained from officers of the Company such assurances as we have considered necessary for the purposes of this opinion.

               Based upon and subject to the foregoing and such other matters of fact and questions of law as we have deemed relevant in the circumstances, and in reliance thereon, it is our opinion that the shares of Common Stock, to be sold for the account of the Selling Stockholders, have been duly authorized, validly issued and are fully paid and nonassessable.

               We  hereby  consent  to the use of our  name in the  Registration
Statement and to the inclusion of this opinion in the Exhibits to the Registration Statement.

               It should be noted that Martin C. Licht, a partner of this firm, serves in a business capacity on the Board of Directors of the Company. No knowledge that he may have as a result of his business association with the Company is to be imputed to this firm.

               We are admitted to the practice of law only in the State of New York. The opinions set forth herein are based upon the laws of the State of New York, the corporate law of the State of Delaware and the Federal laws of the United States.

               This opinion is limited to the matters set forth herein, and may not be relied upon in any matter by any other person or used for any other purpose other than in connection with the corporate authority for the issuance of the shares of Common Stock pursuant to and as contemplated by the Registration Statement.

                                                    Very truly yours,

                                                    LANE & MITTENDORF LLP